Exhibit 32

CERTIFICATION

The undersigned hereby certifies that, to his or her knowledge, (i) the Form 10-K filed by First Citizens BancShares, Inc. (the “Issuer”) for the quarter ended December 31, 2007, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in that report fairly presents, in all material respects, the financial condition and results of operations of the Issuer on the dates and for the periods presented therein.

February 28, 2008	/s/ Lewis R. Holding
Lewis R. Holding
Chairman of the Board of Directors
Chief Executive Officer (prior to January 28, 2008)

/s/ Frank B. Holding, Jr.
Frank B. Holding, Jr.
President
Chief Executive Officer (effective January 28, 2008)

/s/ Kenneth A. Black
Kenneth A. Black
Vice President and Chief Financial Officer